Exhibit 99.1

CONTACT:	Kenneth T. Hern, Chairman and CEO
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Hala Elsherbini
Halliburton Investor Relations
+1 972 458 8000

Nova Biosource Fuels Announces Preliminary Financial Information

for the First Quarter of Fiscal 2009

HOUSTON, TX — March 23, 2009 — Nova Biosource Fuels, Inc. (AMEX: NBF), a refiner and marketer of ASTM quality biodiesel, announced certain preliminary financial information for the quarter ended January 31, 2009.  Total assets of the Company as of January 31, 2009 were approximately $109,657,000.  Total liabilities of the Company as of January 31, 2009 were approximately $110,542,000.  Total stockholders’ equity of the Company as of January 31, 2009 was approximately negative $885,000.  The Company’s net loss for the quarter ended January 31, 2009 was approximately $11,149,000.  The financial information included in this news release is preliminary in nature based on unaudited internal information as of March 19, 2009.  There can be no assurance that the financial information to be reported with respect to the quarter ended January 31, 2009 may not vary materially from the information contained in this release.

Additional financial information for the quarter is not currently available and will be provided in the Company’s Form 10-Q for the period ended January 31, 2009.  As previously reported, the Company was unable to file its Form 10-Q for the period ended January 31, 2009 due to the Company’s staffing and financial limitations.  However, the Company intends to attempt to file the Form 10-Q on or before April 15, 2009.

The Company also stated that, as previously announced, effective March 18, 2009, WestLB AG, New York Branch, as administrative agent for the lenders under the $41 million senior secured construction, term and working capital credit facility (the “Credit Facility”) among Nova Biofuels Seneca, LLC (“Nova Biofuels Seneca”), a subsidiary of the Company, and other parties thereto, agreed to waive certain covenant defaults under the Credit Facility and the requirement of Nova Biofuels Seneca to make its scheduled principal and interest payments previously due on March 20, 2009 until March 27, 2009 while the parties continue to evaluate the Credit Facility and the project’s financial condition and working capital requirements.

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM D6751 quality biodiesel and related co-products through the deployment of its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. Nova owns two biodiesel refineries: one in Seneca, Illinois with a nameplate capacity of 60 million gallons per year and one in Clinton, Iowa with a nameplate capacity of 10 million gallons per year.  More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Annual Report on Form 10-K for the period ended October 31, 2008, which describes the risks and other factors that may affect Nova’s business, financial condition, results of operations and cash flows, including the limited amount of available working capital, the volatile nature of the commodities and biodiesel markets and the risks to customer acceptance of biodiesel as a substitute for petroleum diesel. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.

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